                                                                                                                                                                   July 8, 2016

iConsumer Corp.
Suite 351
19821 NW 2nd  Avenue
Miami Gardens, FL 33169

To the Board of Directors:

We are acting as counsel to iConsumer Corp. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 02,777,778 shares of Series A Non-Voting Preferred Stock.

In connection with the opinion contained herein, we have examined the offering statement, the articles of incorporation and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are  of the opinion that the common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the  offering statement  or any portion thereof.

We  further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

KHLK, LLP
/s/KHLK LLP
By Sara Hanks, Managing Partner